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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to incorporation by reference in the registration statement (No. 333-11097) on Form S-8 of Mitcham Industries, Inc. of our report dated April 17, 1998, relating to the balance sheets of Mitcham Industries, Inc., as of January 31, 1998, and the related statements of income, changes in shareholders' equity, and cash flows for the years ended January 31, 1997 and 1998, which report appears in the January 31, 1998 annual report on Form 10-KSB of Mitcham Industries, Inc.



/s/ HEIN + ASSOCIATES LLP
HEIN + ASSOCIATES LLP
Certified Public Accountants
Houston, Texas
May 15, 1998